Amendment No. 1
To Schedule A
to the
Investment Advisory Agreement
by and between
EA Series Trust and
Empowered Funds, LLC

Funds	Fee
Alpha Architect Tail Risk ETF	0.63%
Alpha Architect 1-3 Month Box ETF	0.2449%

IN WITNESS WHEREOF, the parties hereto have this Amendment to be executed by their duly authorized officers as of November 11, 2024.

EA SERIES TRUST
On behalf of its series funds listed on Schedule A

By:	/s/ Michael D. Barolsky
Name: Michael D. Barolsky
Title: President

EMPOWERED FUNDS, LLC

By:	/s/ Sean Hegarty
Name: Sean Hegarty
Title: Chief Operating Officer